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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 2

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                               QLOGIC CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Delaware                                 33-0537669
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                            26600 Laguna Hills Drive
                         Aliso Viejo, California 92656
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          (Address, including zip code, of principal executive offices)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this Form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------

        None                                                  Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                               Rights to Purchase
                  Series A Junior Participating Preferred Stock
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                                (Title of Class)

                          Series A Junior Participating
                   Preferred Stock, par value $0.001 per share
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                                (Title of Class)


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        Effective January 24, 2000, QLogic Corporation (the "Company") executed a Second Amendment to Rights Agreement (the "Second Amendment") to the Rights Agreement dated as of June 4, 1996 (the "Rights Agreement") as previously amended on November 19, 1997 (the "First Amendment") between the Company and Harris Trust Company of California, as Rights Agent. The Second Amendment provides that the purchase price (the "Purchase Price") for each one one-hundredth of a share of Series A Junior Participating Preferred Stock, $.001 par value per share (the "Preferred Stock") shall initially be $425.00, whereas the original Rights Agreement had provided for a Purchase Price of $45.00 and the First Amendment had provided for a Purchase Price of $225.00. The Second Amendment further provides that if a majority of the Board of Directors is elected by stockholder action by written consent or at a special meeting of stockholders (a meeting other than a regularly scheduled annual meeting), no Board of Directors' approval of a future supplement or amendment of the Rights Agreement shall be effective until the earlier to occur of (i) the 180th day following the effectiveness of such election or (ii) the next annual meeting of the stockholders of the Company following the effectiveness of such election (including any postponement or adjournment thereof).

        A copy of the Second Amendment and Notice to Rights Agent are filed as Exhibits hereto. The original Rights Agreements was filed as Exhibit 2.1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 19, 1996, and the First Amendment was filed as Exhibit 2 to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on November 25, 1997. A copy of the Rights Agreement, as amended, is available to stockholders from the Company free of charge.

        This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Rights Amendment, each of which is incorporated herein by this reference.

ITEM 2. EXHIBITS

        1. Rights Agreement, dated as of June 4, 1996, between the Company and Harris Trust Company of California, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan. (Incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form 8-A filed June 19, 1996.)

        2. Amendment to Rights Agreement, dated as of November 19, 1997, between the Company and Harris Trust Company of California, as Rights Agent. (Incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A/A filed November 25, 1997.)

        3. Second Amendment to Rights Agreement, dated as of January 24, 2000, between the Company and Harris Trust Company of California, as Rights Agent.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           QLOGIC CORPORATION


                                           By: /s/ THOMAS R. ANDERSON
                                               ---------------------------------
                                               Thomas R. Anderson,
                                               Vice President-Finance and
                                               Chief Financial Officer

Date: June 1, 2000


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                                 EXHIBIT INDEX

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------

   1. Rights Agreement, dated as of June 4, 1996, between the Company and Harris Trust Company of California, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan. (Incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form 8-A filed June 19, 1996.)

   2. Amendment to Rights Agreement, dated as of November 19, 1997 between the Company and Harris Trust Company of California, as Rights Agent. (Incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A/A filed November 25, 1997.)

   3. Second Amendment to Rights Agreement, dated as of January 24, 2000, between the Company and Harris Trust Company of California, as Rights Agent.